Exhibit 99.1

[XL Capital Logo Omitted]

XL Capital Ltd
 XL House
One Bermudiana Road
Hamilton HM 11 Bermuda
Phone: (441) 292-8515
Fax: (441) 292-5280

NEWS RELEASE

IMMEDIATE

Contact:	Scott C. Hoy	Roger R. Scotton
	Investor Relations	Media Contact
	(441) 294-7201	(441) 294-7165

XL CAPITAL LTD TO REDEEM ALL OF ITS OUTSTANDING
LIQUID YIELD OPTION™ NOTES DUE 2021

HAMILTON, BERMUDA (August 23, 2004) -- XL Capital Ltd (NYSE: XL) (“XL”) announced today that it has called for redemption all of its outstanding Liquid Yield Option™ Notes due 2021 (“LYONs”). The redemption date for the LYONs will be September 7, 2004. The redemption price will be $622.5046 per LYON. In the event all of the outstanding LYONs are surrendered for redemption, the aggregate redemption price would be $316,756,486.

In order to receive the LYONs redemption price, holders must deliver their LYONs to U.S. Bank National Association, as paying agent under the indenture governing the LYONs.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of June 30, 2004, XL Capital Ltd had consolidated assets of approximately $45.5 billion and consolidated shareholders’ equity of approximately $7.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

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